UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PILGRIM’S PRIDE CORPORATION

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IMPORTANT NOTICE

Investors and security holders are urged to read the proxy statement regarding the transactions when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim’s Pride Corporation, at the SEC’s web site at www.sec.gov . The proxy statement, and other related documents filed with the SEC by Pilgrim’s Pride Corporation, may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim’s Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.

FORWARD-LOOKING STATEMENTS

Statements contained herein that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

PILGRIM’S PRIDE CORPORATION

August 22, 2003, at 9:00 a.m. Central

Reservation #500423

Good morning everyone, and welcome to the Pilgrim’s Pride conference call to discuss the Company’s plan to create a single class of common stock.

With us today we have Mr. Rick Cogdill, executive vice president and chief financial officer of Pilgrim’s Pride, and Mr. O.B. Goolsby, chief operating officer and president of Pilgrim’s Pride.

This call is being recorded. Your participation implies consent to our recording of this call. If you do not agree to these terms, simply drop off the line.

All participants will be placed in a listen only mode. At the end of the speakers’ presentations, we will provide instructions for asking questions.

I would now like to turn the call over to Mr. Cogdill. Please go ahead, sir.

RICK COGDILL:

Pilgrim’s Pride Corporation – Reservation #500423, August 22, 2003 at 9:00 a.m. Central	Page 1

Thank you very much. Thank you all for joining us this morning to hear the details regarding our plan to create a single class of Pilgrim’s Pride stock. It will be listed on the New York Stock Exchange under the symbol “PPC” after the combination.

I’ll begin by discussing some of the benefits that we expect to achieve from this stock combination and provide a description of the reclassification process. O.B. will then give you a brief update on our progress in preparing for the acquisition of ConAgra’s chicken division, which we expect to complete the first week in October. We will then be happy to answer any questions that you may have.

Before we get started, I want to remind you all that this conference call contains forward-looking statements, and actual results might differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those projected in these forward-looking statements is contained at the bottom of the press release we issued yesterday, as well as in our SEC filings.

As we announced yesterday evening, a special committee comprised of our five independent directors has unanimously approved a proposal to combine Pilgrim’s Pride’s Class A and Class B common stock into a single class of common stock.

We will be asking our stockholders to vote on this plan, as well as the proposal to issue new shares of Pilgrim’s Pride common stock to ConAgra Foods, Inc. in connection with our acquisition of their chicken division, at a special stockholders’ meeting currently scheduled to be held on September 26, 2003.

As we noted in the press release, both our chairman, Lonnie “Bo” Pilgrim, and his son, Lonnie Ken Pilgrim, who collectively own or control over 63% of the Class A common stock and approximately 62% of the Class B common stock will vote in favor of both of these proposals, thus ensuring their approval.

The history behind our dual class structure is well documented and has been discussed extensively in past public filings, including today’s preliminary proxy statement. However, as the trading level and the value of our Class A stock has never materialized to the point acceptable to the Company, due in part to its limited public float, eliminating our dual class structure is something that our board and management team have been discussing for some time. Accordingly, when the New York Stock Exchange indicated that it would not object to our proposal of the combination of these two classes of stock, our board appointed a special committee of our outside directors to evaluate the combination. To help with its evaluation, the special committee engaged Merrill Lynch as its financial advisor. After careful study and consideration, our independent directors unanimously decided that the proposed combination was in the best interests of the company and the holders of both classes of our common stock.

First and foremost, we believe that the simplification of our capital structure will be enhanced, and it will enhance the stockholder value for all of our stockholders. We expect to realize a

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number of tangible benefits as a result of this stock combination, including increased liquidity and trading volume, improved flexibility with respect to our future capital raising and stock issuance plans, and broader investor and analyst focus. The creation of a single class of stock will also eliminate the investor confusion caused by our current dual class structure.

I’d like to now take you through the mechanics of this reclassification.

Following the combination, each share of our existing Class A common stock, which currently carries voting rights of one vote per share, will be reclassified into one share of new common stock. Each share of Class B common stock, which currently carries 20 votes per share, will also be reclassified into one share of new common stock.

Each share of the new common stock received in this initial combination will entitle it’s holder to cast 20 votes per share until a change in beneficial ownership of those shares occurs. At that time, the share will generally be entitled to only one vote. Going forward, all shares of new common stock issued after the stock combination, including the shares to be issued to ConAgra Foods, will be entitled to only one vote per share.

To ensure that this reclassification and subsequent trading activity does not increase the percentage of total voting power controlled by the Pilgrim family, the Pilgrim family has agreed to enter into a voting agreement prior to the reclassification. Under the terms of this agreement, any shares received by the family in the reclassification that would give them a total voting power in excess of their current percentage, which is approximately 63%, would be voted proportionately with the votes of the other Pilgrim’s Pride stockholders in all matters requiring a vote. This agreement will remain in force as long as the common stock is listed on the New York Stock Exchange.

With that, I’d like to give you a brief update on where we are in our proposed acquisition of the ConAgra chicken division. We filed our preliminary proxy statement this morning relating to the acquisition, and the preliminary scheduled date for the stockholders’ meeting, as I previously mentioned, is scheduled for September 26, 2003. We expect that we will be in a position to close the acquisition the first week of October, assuming that our proxy statement is not reviewed by the SEC.

How is the financial side of the acquisition looking at this time? If we were to assume that:

•	the closing date were August 26 and that
•	based on the adjusted net book value of ConAgra’s chicken division on May 25, 2003 of $535.6 million remained unchanged, and
•	using our stock prices through August 19,

then the purchase price payable to ConAgra would consist of the following:

•	approximately $194.0 million in cash,
•	approximately 31.2 million shares of our new common stock, and

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•	approximately $100.0 million of 10.5% subordinated notes due 2011.

The cash portion of the purchase price will be financed with proceeds of last week’s sale of $100.0 million of our 9.625% senior notes due 2011, which were sold at a premium for 103.5, which had the effect of reducing the amount of the 10.5% notes that we would have otherwise issued to ConAgra Foods. The balance of the cash portion of the purchase price will be financed with borrowings from our existing lenders.

Based on these numbers, and because the stock component of the purchase price will be valued based on the common stock trading price at closing, which currently significantly exceeds the adjusted volume weighted average stock price used in the calculation of the number of shares to be issued to ConAgra, the acquisition would be valued on our financial statements at approximately $610.0 million plus transaction costs.

Accordingly, changes in either the:

•	adjusted net book value of ConAgra’s chicken division and/or the
•	adjusted volume weighted average price of our common stock and/or the
•	price of our common stock prior to and at closing

will change the amount of stock and notes issuable to ConAgra and the purchase price of the ConAgra chicken division to be recorded in our financial statements at closing.

I would like to now turn the call over to O.B. Goolsby to give you a brief update on the acquisition of the ConAgra chicken division.

O.B. GOOLSBY:

Thanks, Rick. First, I want to say how pleased I am about today’s announcement. The creation of a single class of Pilgrim’s Pride stock, coupled with the strategic advantages we expect to gain through our purchase of ConAgra’s highly complementary chicken business, underscores our commitment to enhance value for all of our stockholders as we continue to grow the company.

As Rick mentioned, we currently expect to complete the ConAgra acquisition during the first week in October. We will then move quickly to integrate ConAgra’s specialty prepared chicken products, well-established distributor relationships, strong consumer brands and Southeastern processing facilities with our existing capabilities.

In parallel to our deal completion activities, we are busy preparing for the transition of the business. We have already launched our integration planning effort and have engaged Bain & Company to assist us in this effort.

•	We have three main areas of focus:
1)	ensuring a smooth day one transition;
2)	rapidly achieving identified synergies; and

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3)	positioning the company for continued growth and profitability.

To manage this effort, I have established and staffed an Integration Program Office reporting to a Steering Committee made up of key executives from both companies, and we have begun to organize functional, specific teams around all the key initiatives.

These preparations, coupled with the fact that there is very little overlap that exists between Pilgrim’s Pride and ConAgra’s market focus, distributor relations and geographic locations, are intended to ensure the smooth and successful integration of our operations.

The complementary fit of our respective prepared foods businesses is just one of several concrete benefits that we expect to realize from this transaction. The addition of ConAgra’s processing facilities and distribution centers in the Southeast region of the U.S. complement our existing operations in the Southwest and Mid-Atlantic regions and will allow us to provide high-quality, fresh chicken products to supermarkets and other retail customers throughout the United States.

We also have improved distribution capabilities thanks to ConAgra’s well-established broadline national distributors.

Of course our shared commitment to quality and safety will remain a primary focus of all of our operations going forward. Our customers appreciate our efforts to provide them with the highest quality products that meet or exceed the industry’s strictest safety standards, and this will remain a critical objective for both of us during and after our integration efforts.

We are also excited about plans to capitalize on our shared dedication to customer service and applications of latest technology available which will enable us to further enhance our industry-leading customer service and operational capabilities.

We are working hard to ensure that we can begin to realize all of these benefits shortly after the acquisition closes so that we will be even better positioned to provide our customers at every point on the distribution chain with the broadest range of quality value-added products and services available in the market today.

That concludes our prepared remarks. Rick and I would now be happy to answer any questions that you may have. Operator?

At this time, if you have a question please press “1” on your telephone keypad. Again, if you have a question at this time, please press “1” on your telephone keypad. One moment while we poll for questions. Also, if someone else asks the same question and you’d like to cancel your question, you can always press the “#” sign. Again, to ask a question at this time, please press “1”.

Our first question is from Michael Christodolou with Inwood Capital. Please go ahead, sir.

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Q:	I have a question about poultry industry production. There’s some concern out there, I guess, that commodity prices, if the supply is high that protein prices – it would foster production. I’m just trying to get a sense for the outlook 3 to 12 months out. How long would it take for the industry to increase chick production, say, 10%?

A:	Currently commodity chicken selling prices are at a level that exceeds last year’s, and the industry has still remained restrained on the increasing of production. Breeder placements are still at a level equal to or below a year ago, broiler placements have been running at 99% to 100% of a year ago, and we feel that the industry will continue to moderate growth. In terms of the length of time needed to obtain 10%, you’re probably looking at, since you’ve got breeder placements so low it would take 36 weeks to increase production much at all; it could take a couple of years before you could increase 10%.

Our next question is from Amy Zhang with Pacific Asset Management. Please go ahead.

Q:	I have a couple of questions regarding the reclassification. First of all, what type of a vote do we need? Do we just need a simple majority vote for each class, over 50%?

A:	Yes, that’s correct. The charter requires a majority vote. That’s why I mentioned in my prepared comments that the Pilgrim family has already…

Q:	Voted for it, and each owns over 60%.

A:	Correct, yes.

Q:	After you cover one-to-one, is there any non-cash charge associated with this conversion?

A:	No, there’s no non-cash charges.

Q:	And when do you expect this conversion taking place?

A:	Again, the stockholders’ meeting is currently scheduled for September 26, and as long as this proxy does not get reviewed by the SEC, then that would be the date that we had the vote on the combination, and it would be available for the reclassification after that meeting. The combination would probably be done sometime within the following week. I don’t know if it would start trading at the beginning of the week or if we would do it the week following, but it’ll happen before the ConAgra acquisition is closed, which currently we would expect to happen that next week following the Stockholders Meeting.

Q:	Okay, I see. And you expect when to trade? Do you know a timeframe that you openly trade?

A:	I think if everything goes as planned, it could happen earlier, but on the schedule we’ve got laid out right now, probably no later than October 6.

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Again, at this time if you have a question, please press “1” at this time on your telephone keypad. Again, to ask a question please press “1”. Again, we’ll currently poll for questions.

Our next question is from Michael Zimmerman of SAC Capital. Please go ahead, sir.

Q:	Hi, guys. I jumped on a little bit late. I was just curious if you could give us an update in terms of what you’re seeing on the cost of goods side and how much of some of the recent downtick that we’ve seen in corn prices is going to flow through to you guys.

A:	Certainly, we’re continuing to watch grain through the summer as the weather certainly has an impact upon grain prices for the following year. Projections are still for a record crop of corn; however, the last couple of weeks we have seen corn move slightly higher. We still anticipate prices for our grain, which is our primary cost of production, to be less than a year ago.

Q:	So in terms of thinking about where we are versus the long term, can you just put it in perspective for us on the cost side?

A:	I think if you look at the cost of inputs this last year – while they were higher than the year before, they were not outside of historical norms. We’ve actually just had very good grain environments for much of the last four or five years and we are projected to have that again into next year, 2004. So if you’re looking long term, I think the ranges that we’ve been in the last two to three years are normal acceptable ranges that you would expect see in the corn and grain environment in the subsequent years.

Q:	Right. So would it be a fair comment to say that despite corn prices looking seemingly low, if we look at it over a long period of time it’s not at a point which is going to induce others to start more chicken production because of the cost inputs?

A:	Yeah, as O.B. mentioned – you might not have heard because you jumped in late to the call, but he answered a question similar to that just a little ago – that to increase production today with the breeder cycle and the hatching and grow-out cycle, you’re a minimum of 36 weeks out to have a significant change in production. But the industry has been under a lot of stress over the last 12 months – a lot of dynamics affecting the industry from year-over-year higher inputs of costs. Even though grain costs weren’t outside of historical norms, it still was a factor affecting companies, along with issues that we had in export arenas, and what have you, I think in general, the industry is in a mode of caution, if you will, and not taking the mentality that just because prices have strengthened some and corn prices look to be under control, to get out there and increase production. Still, I think today, in general, there’s not such a lopsided balance of supply and demand of poultry in the marketplace that people would be rushing to increase their poultry production.

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Q:	And can you just give us an update on the turkey business? I know you’ve talked about some weakness there, but just if you could put it in perspective relative to what you were budgeting for.

A:	Really, the turkey business has continued to be in line with what we have previously publicly announced. We are seeing some signs of improvement out there and some key customer issues helping to resolve, or heading in the right direction to resolve, the volume issues that we’ve had out of our Franconia plant. At this time, there’s no change in our outlook for the turkey division as we have previously released it.

Q:	Can you just give us an overall sense of how you guys are feeling about – now that you’re closer to getting this deal completed, just put it in perspective for us where we are. I think you’ve talked about it a little bit, but we’ve had some issues in terms of the overall industry on the chicken side for the past year or so, and now it seems like we have supply and demand a little bit more favorable for you guys with the cost side going in the right direction. Does that all jibe with what you guys are seeing, if you could just give us some more perspective on that?

A:	I don’t think that we’ve had any surprises as we’ve moved closer to the integration of these two companies. We’re discovering basically what we found in our due diligence to be true. Both companies’ bottom line has improved with the increase in the commodity chicken pricing and as we’ve seen grain price moderate. We’re still very excited about the opportunities that we see in combining these two companies; the synergy potentials certainly look in line with what we have projected. We feel that the customer acceptance of these two companies coming together is very, very positive. So we feel, I guess, better about these two companies coming together than we have in the past.

Q:	Is there anything that’s going on that’s irrational by any of the competitors?

A:	No, I think we’ve seen a better balance of supply and demand. If anything, I would call the marketplace very orderly at this point in time.

Q:	If you could put this all in perspective for us, is this the first time in a while where we’ve seen a more orderly marketplace with the supply/demand and the cost side all in your favor?

A:	Certainly within the last two to three years, this is a much better situation both in the total meat supply – not just poultry, but you have the red meat supply in balance – and you have all of the factors working favorably for the meat proteins today.

Q:	Last question: Can you elaborate a little bit more on what the problems have been in the turkey area, and how long do you think it will take to get that back on the up and up?

A:	Certainly the over-production within the turkey industry in general has created difficult situations for everyone within that sector. Coupled with that, we had the AI outbreak last

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year and we suffered through those conditions for a number of months, and then in October we had a recall,which created a significant amount of disruption for the processing of turkey items. We have been rebuilding our customer base over the last 8 to 10 months, have made significant process, and we feel that by the second fiscal quarter of ‘04 that we will be back to pre-recall levels. We are starting to see some cutbacks within the turkey industry that we believe will help the market commodity prices in general, and certainly grain reducing will help that also.

Q:	The second fiscal quarter, meaning the March ending quarter?

A:	Correct.

Currently there are no questions in the queue. If you have a question at this time, please press “1” on your telephone keypad. One moment, again we’re polling.

The question is from Syro Contonguri with Lattangio Equity. Please go ahead, sir.

Q:	I have a couple of questions. The first question is can you tell me, with the heat that’s going on down there right now, is the weight of the chickens going to affect commodity prices going forward? Coming into the plant now, can you give me a little color on that?

A:	Certainly the heat in the South, Southwest, Southeast has an impact on bird weights; you normally will see bird weights drop. I don’t know that we’ve had heat that exceeds norms, and while we are seeing some reduction in bird weights throughout the industry for the month of August, I would classify that as normal. It seasonally has an influence on the market and we are seeing that, but at this point it has not been severe enough to greatly impact commodity pricing.

Q:	My second question is this: I’m reading these documents that you published today. Can you tell me, what am I looking at here when I’m looking at your A shares making a big jump today. Is this because of the one-to-one conversion? And is there any dilution if I’m a B shareholder?

A:	In terms of what you’re seeing is, when the Class A stock was issued, obviously one of the negatives that it had was basically 50% of the liquidity in the marketplace that we’ve got with the Class B stock. Other than that, the economic interest in those two securities was for all practical purposes identical except for the voting rights. As we mentioned earlier on, the Pilgrim family controls the voting rights of both classes of securities. What you’re seeing is really, I think, the movement of the Class A in alignment with the Class B stock because, in the end, you have a greater combined liquidity once these two stocks are issued and trading collectively together under the symbol “PPC”.

Q:	Let me ask you this question: What is the float on the A stock now? Is it exactly 50%?

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A:	It’s not exactly. It’s around 5.5 million shares compared to approximately 11.5 million shares on the B. Actually, what you’re seeing in the stock is exactly what we anticipated would happen, and what we have seen in the study of other dual class structures that have gone through a combination that had similar characteristics to these two securities.

Once again, if you have a question please press “1” on your telephone keypad. We have no further questions at this time.

RICK COGDILL:

Okay. Thank you all for participating in the conference call.

O.B. GOOLSBY:

Thank you.

[END OF CONFERENCE CALL]

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